McGladrey
McGladrey LLP
Report of Independent Registered Public Accounting Firm
To the Board of Directors
Pentalpha Surveillance, LLC
We have examined management's assertion, included in the accompanying Management's Report on Assessment of
2014 Compliance with Applicable Regulation AB Servicing Criteria (Management's Assertion), that Pentalpha
Surveillance, LLC (the Company) complied with the servicing criteria set forth in Item 1122(d) of the Securities and
Exchange Commission's (SEC) Regulation AB for services by the Company that are encompassed by contractual obligations to perform Regulation AB reporting (the Platform), including only those asset-backed securities transactions defined below, as of and for the year ended December 31, 2014, excluding the following criteria set forth in Items 1122(d)(1)(i-iv), 1122(d)(2)(i-vii), 1122(d)(3)(i)(C-D) 1122(d)(3)(ii-iv), 1122(d)(4)(i-vi) and
1122(d)(4)(viii-xv), which management has determined are not applicable to the activities performed by the
Company with respect to the Platform covered by this report. The Appendix B to management's assertion identifies the individual asset-backed transactions defined by management as constituting the Platform. Management is responsible for the Company's compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the applicable servicing criteria based on our examination.
Our examination was conducted in accordance with attestation standards established by the American Institute of
Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States) and,
accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities related to the Platform, determining whether the Company performed those activities in compliance with the servicing criteria during the specified period and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by the Company during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset-backed transaction in the
Platform. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.
In our opinion, management's assertion that Pentalpha Surveillance, LLC complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2014 for the Platform is fairly stated, in all material respects.
/s/ McGladrey LLP
Irvine, California
March 4, 2015